Exhibit 99.1
Local Bounti Announces Third Quarter 2025 Financial Results
Reports 19% Year-Over-Year Revenue Growth While Advancing Strategic Partnership Discussions to Enable Capital-Efficient Expansion and Enhanced Returns

Reduced Year-to-Date Annualized Expenses by Nearly $8 million, with Additional Reduction of $1.5-2 Million Expected to be Actioned in the Fourth Quarter of 2025
HAMILTON, MT – November 12, 2025 – Local Bounti Corporation (NYSE: LOCL) ("Local Bounti" or the "Company"), a breakthrough U.S. indoor agriculture company, today announced its financial results for the quarter ended September 30, 2025.

Kathleen Valiasek, President, CEO and CFO of Local Bounti, stated, "Third quarter results demonstrate our operational momentum is building as planned. We delivered 19% year-over-year revenue growth, improved our adjusted EBITDA loss year-over-year, and completed critical facility upgrades—our Texas automated harvesting system is now operational, and tower upgrades are driving yield improvements. What makes this quarter particularly significant is the strategic inflection point we've reached in the marketplace. We believe controlled environment agriculture has crossed the threshold from emerging technology to essential infrastructure. The same retailers and strategic partners who were cautious three years ago are now in active, strategic discussions about long-term supply partnerships. While navigating partnership timelines has meant accepting more modest sequential growth as we align our production ramps with long-term commitments, the commercial fundamentals remain strong—several key accounts have doubled month-over-month, and we are launching new products including family-sized salad kits for major retailers. We are building this business for sustainable profitability, not just revenue growth, and we expect to reach positive adjusted EBITDA in early 2026."

Craig Hurlbert, Executive Chairman of Local Bounti, stated, "The conversations we are having today with major retailers and food companies would have been unimaginable two years ago—they are designing supply chains that assume CEA is permanent infrastructure."

Third Quarter 2025 Financial Summary

•Sales increased 19% to $12.2 million in the third quarter of 2025, as compared to $10.2 million in the prior year period. The increase was due to increased production and growth in sales from the facilities in Georgia, Texas, and Washington.
•Gross profit was $1.4 million in the third quarter of 2025. Adjusted gross margin percentage1 was approximately 29%, excluding depreciation and stock-based compensation, and other non-core items, as compared to 32% in the prior year period.
•General and administrative expenses increased by $0.1 million to $10.5 million in the third quarter of 2025, and includes a $3.7 million intangible impairment associated with the "Pete's" trade name, which is no longer in use; as compared to $10.4 million in the prior year period. Adjusted general and administrative expense1, which excludes the aforementioned intangible impairment, stock-based compensation, depreciation and amortization, and other non-core items was $4.1 million, a decrease of 26%, or $1.4 million, as compared to prior year period. During the first nine months of 2025, the Company reduced its annualized expenses by nearly $8 million (to include operating expenses and cost of goods sold).
•Net loss was $26.4 million in the third quarter of 2025 as compared to net loss of $34.3 million for the prior year period, primarily due to lower net interest expense resulting from the debt restructuring activities the Company completed in the first quarter of 2025.

•Adjusted EBITDA1 loss improved to $7.2 million, as compared to a loss of $8.4 million in the prior year period. Adjusted EBITDA loss for the third quarter of 2025 excludes $1.3 million in stock-based compensation, $4.6 million in interest expense, $5.9 million of depreciation and amortization, $3.4 million loss on change in fair value of warrant liability, and other non-core items.

1See the reconciliation of GAAP measures to non-GAAP measures at the end of this press release for more information.

Commercial Facilities Update

Texas Facility Reconfiguration Complete

As previously reported, the Company reconfigured three acres of its Texas facility—originally designed for head lettuce production—to create a flexible growing environment capable of producing both head lettuce and cut products based on customer preferences. The retrofit was completed in late July, and the facility reached full harvestable capacity in early August. The automated harvesting equipment installation was completed and became fully operational during the third quarter, replacing the temporary harvester used during the second quarter. From July through October, the Company increased labor productivity by approximately 19%—measured as pounds produced per labor hour—while simultaneously reducing direct labor cost per pound by approximately 17%. These improvements validate the scalability of the Company's Stack & Flow Technology as volume increases. The Texas facility is now sold out on a run-rate basis.

Yield Improvement

The Company continues to advance its yield improvement and cost reduction initiatives across its facility network. Planned tower upgrades have been installed at each of its facilities following the completion of work at the Texas and Washington facilities in early September. These upgrades are designed to achieve better climate control through the stack phase to enhance production efficiency and increase yield capacity. Management expects to complete optimization in the fourth quarter of 2025 with resultant yield increases of more than 10% to follow.

Cost Reduction Initiatives

Looking ahead, the Company has targeted additional cost reduction initiatives in the range of $1.5 to $2.0 million, annualized, to be actioned in the fourth quarter of 2025 and realized in the first half of 2026 with additional measures to follow. These savings stem from ongoing projects to improve operational efficiency and reduce costs in key areas like raw materials, packaging, labor, utilities and other cost of goods sold. Within raw materials, these savings are expected to stem from further seed and substrate cost reductions, where management has already made great progress in 2025, with annualized savings since the beginning of the year of $2 million.

Capacity Expansion Project

Plans remain in place to build additional capacity across the Company's network of facilities enabled with its patented Stack & Flow Technology. The expansions are designed to provide additional capacity and allow for the Company's growing product assortment to meet existing demand from Local Bounti's direct relationships with blue-chip retailers and distributors. The timing and scope of these projects, including plans to expand into the Midwest, remain under review pending ongoing discussions with retailers to optimize those facilities for specific products in support of retail commitments and strategies to expand distribution.

Intellectual Property

The Company continues to advance its intellectual property portfolio and recently received a positive update related to its previously filed patent application in 2022 titled “Optimizing Growing Process in a Hybrid Growing Environment Using Computer Vision and AI.” The Company anticipates that this patent may be issued as early as December 2025. The Company has been utilizing computer vision and AI at all of its Stack & Flow Technology-enabled facilities to analyze plant growth data in conjunction with environmental data to identify patterns that drive improved consistency and yield.

Product Development & Distribution

During the third quarter of 2025, Local Bounti expanded distribution of its salad kit line across additional regional retailers in the Pacific Northwest, demonstrating ongoing demand for convenient and fresh meal options. In the home-delivery channel, the Company successfully launched four new grab-and-go offerings with a leading partner, thus increasing the depth of its assortment and further positioning itself for growth in the direct-to-consumer segment. Additionally, Local Bounti entered into an agreement to pack private label Butter Living for Markon Cooperative, which serves as the purchasing, logistics, information, and marketing partner for its five member distributors and their North American foodservice customers. This partnership highlights the trust and credibility Local Bounti has established with its partners.

Regarding product commercialization, Local Bounti finalized its new family-sized 10oz Romano Caesar Salad Kit, which launched in key Pacific Northwest retailers, including Walmart, in October. This move advances the Company's strategy to offer multi-serve products at scale.

Capital Structure

The Company ended the quarter with cash and cash equivalents and restricted cash of $12.7 million as of September 30, 2025.
In August 2025, Local Bounti closed on $10 million of financing through a convertible note agreement with an existing investor. In conjunction with this agreement, the Company also amended its existing senior credit facility to reduce the principal balance by $10 million, the terms of which remain consistent with the restructured agreements entered into on March 31, 2025.

On March 31, 2025, Local Bounti closed a $25 million equity investment from new and existing investors and amended its existing credit facility, which resulted in a new $312 million senior secured debt agreement with a new 10-year term and no cash interest or principal payments until April 2027. The transaction resulted in the cancellation of approximately $197 million of debt principal and accrued interest.

Additionally, the Company continues to execute on other financing arrangements, such as an equipment leasing transaction where it expects to receive approximately $2 million in cash in the coming weeks. Combined with the recent additional financing and principal debt reduction, these transactions demonstrate the continued confidence of the Company's strategic financing partners and position Local Bounti with improved liquidity and capital structure flexibility.

As of September 30, 2025, Local Bounti had approximately 22.1 million shares outstanding, 6.8 million common shares under warrants outstanding, and approximately 3.2 million restricted stock units outstanding. The Company also has an in-the-money convertible note that, if converted, would result in the issuance of approximately 4.0 million common shares. Including the shares issuable in the event of conversion of the convertible note, as well as the warrants and restricted stock units, the Company had a fully diluted share count of approximately 36.1 million shares outstanding as of September 30, 2025.

Financial Outlook

The Company expects sequential improvements in its adjusted EBITDA loss rate in the coming quarters toward its objective of achieving positive adjusted EBITDA in early 2026, driven by sales growth, cost reduction initiatives, and the ramp from its facilities network.

Conference Call

The Company will host a conference call with members of the Local Bounti executive management team. The conference call is scheduled to begin at 8:00 a.m. ET on Wednesday, November 12, 2025. To participate on the live call, listeners in North America may dial (877) 514-3623 and international listeners may dial +1 (201) 689-8768. The Conference ID is 13754459.

In addition, the call will be broadcast live via webcast, hosted at the "Investors" section of the Company's website at localbounti.com and will be archived online.

About Local Bounti

Local Bounti is redefining indoor farming with an innovative method – its patented Stack & Flow Technology® – that significantly improves crop turns, increases output and improves unit economics. Local Bounti operates advanced indoor growing facilities across the United States, servicing approximately 13,000 retail doors. Local Bounti grows healthy food utilizing a hybrid approach that integrates the best attributes of controlled environment agriculture with natural elements. Local Bounti's sustainable growing methods are better for the planet, using 90% less land and 90% less water than conventional farming methods. With a mission to 'revolutionize agriculture, ensuring accessibility to fresh, sustainable, locally grown produce and nourishing communities everywhere for generations to come,' Local Bounti's food is fresher, more nutritious, and lasts longer than traditional agriculture. To find out more, visit localbounti.com or follow Local Bounti on LinkedIn for the latest news and developments.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. In some cases, you can identify these forward-looking statements by the use of terms such as "expect," "will," "continue," "believe," "anticipate," "estimate," "project," "intend," "should," "is to be," or similar expressions, and variations or negatives of these words, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to statements regarding improving revenue, sales, costs, and margins; product expansions; facility operations and adjustments; strategic discussions with customers; financial guidance for the remainder of 2025; timing for reaching positive adjusted EBITDA; lowering cost of capital; evaluation of lower cost of capital; and sufficiency of capital. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: Local Bounti’s ability to continue as a going concern and the risk that Local Bounti will fail to obtain additional necessary capital when needed on acceptable terms or at all; Local Bounti's ability to generate significant revenue; restrictions and covenants contained in Local Bounti's debt facility agreements with Cargill Financial Services International, Inc. and Local Bounti's ability to comply therewith; the risk that the concentrated ownership of our common stock will prevent other stockholders from influencing significant decisions; the risk that Local Bounti may never achieve or sustain profitability; the risk that Local Bounti could fail to effectively manage its future growth; Local Bounti's ability to complete the build out of its current or additional facilities in the future; Local Bounti's reliance on third parties for construction, the risk of delays relating to material delivery and supply chains, and fluctuating material prices; Local Bounti's ability to scale its operations and decrease its cost of goods sold over time; the potential for damage to or problems with Local Bounti's facilities; the impact that current or future acquisitions, investments or expansions of scope of existing relationships have on Local Bounti's business, financial condition, and results of operations; unknown liabilities that may be assumed in acquisitions; Local Bounti's ability to attract and retain qualified employees; Local Bounti's ability to develop and maintain its brand or brands; Local Bounti's ability to achieve its sustainability goals; Local Bounti's ability to maintain its company culture or focus on its vision as it grows; Local Bounti's ability to execute on its growth strategy; the risk of diseases and pests destroying crops; Local Bounti's ability to compete successfully in the highly competitive markets in which it operates; Local Bounti's ability to defend itself against intellectual property infringement claims or other litigation; Local Bounti's ability to effectively integrate the acquired operations of any CEA or similar operations which it acquires into its existing operations; changes in consumer preferences, perception, and spending habits in the food industry; the risk that seasonality may adversely impact Local Bounti's results of operations; Local Bounti's ability to repay, refinance, restructure, or extend its indebtedness as it comes due; Local Bounti's ability to comply with the continued listing requirements of the New York Stock Exchange ("NYSE") or timely cure any noncompliance thereof; and other risks and uncertainties indicated from time to time, including those under "Risk Factors" and "Forward-Looking Statements" in Local Bounti's Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025, as supplemented by other reports and documents Local Bounti files from time to time with the SEC. Local Bounti cautions that the foregoing list of factors is not exclusive and cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date hereof. Local Bounti does not undertake or accept any obligation or undertaking to update or revise any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based. We have not filed our Quarterly Report on Form 10-Q (“Form 10-Q”) for the quarter ended September 30, 2025. As a result, all financial results described in this release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file our Form 10-Q.

Non-GAAP Financial Information

This press release contains references to adjusted EBITDA, adjusted gross profit, adjusted gross margin percentage and adjusted general and administrative expense, which are adjusted from results based on generally accepted accounting principles in the United States ("GAAP") and exclude certain expenses, gains, and losses. The Company defines and calculates adjusted EBITDA as net loss attributable to Local Bounti before the impact of interest expense, depreciation, and amortization, and adjusted to exclude stock-based compensation expense, change in fair value of warrant liability, business acquisition and strategic transaction due diligence and integration related costs, loss on disposal of fixed assets, and certain other non-core items. The Company defines and calculates adjusted gross profit as gross profit excluding depreciation and stock-based compensation, and certain other non-core items. The Company defines and calculates adjusted gross margin percentage as adjusted gross profit as a percent of sales. The Company defines and calculates adjusted general and administrative expense as general and administrative expense excluding stock-based compensation, depreciation, amortization, business acquisition and strategic transaction due diligence and integration related costs, and certain other non-core items.

These non-GAAP financial measures are provided to enhance the user's understanding of the Company's prospects for the future and the historical performance for the context of the investor. The Company's management team uses these non-GAAP financial measures to assess performance and planning and forecasting future periods. These non-GAAP financial measures are not computed according to GAAP, and the methods the Company uses to compute them may differ from those used by other companies. Non-GAAP financial measures are supplemental; they should not be considered a substitute for, or superior to, financial information presented in accordance with GAAP and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Refer to the attached financial supplement for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures for the quarter ended September 30, 2025.

Contact:

Kathleen Valiasek, President, CEO and CFO
Local Bounti
investors@localbounti.com

LOCAL BOUNTI CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	September 30,	December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$6,199	$937
Restricted cash	6,512	6,529
Accounts receivable, net	2,424	2,282
Inventory, net	6,824	6,814
Prepaid expenses and other current assets	2,174	2,261
Total current assets	24,133	18,823
Property and equipment, net	361,806	370,978
Finance lease right-of-use assets	230	277
Operating lease right-of-use assets	53	73
Intangible assets, net	31,406	37,783
Other assets	133	101
Total assets	$417,761	$428,035

Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$9,234	$16,987
Accrued liabilities	4,890	18,082
Short-term debt	—	20,205
Financing obligation	79	51
Operating lease liabilities	31	30
Finance lease liabilities	81	81
Total current liabilities	14,315	55,436
Long-term debt
Principal amount	312,000	447,719
Plus: Debt premium, net of amortization	174,416	—
Less: Debt discount, net of amortization	(1,562)	—
Less: Unamortized deferred financing costs	—	(31,142)
Long-term debt, net	484,854	416,577
Accrued interest, noncurrent	9,974	—
Financing obligation, noncurrent	50,286	49,856
Operating lease liabilities, noncurrent	34	57
Finance lease liabilities, noncurrent	166	206
Warrant liability	16,271	6,403
Total liabilities	575,900	528,535

Commitments and contingencies

Stockholders' deficit
Common stock, $0.0001 par value, 400,000,000 shares authorized, 22,124,733 and 8,656,122 issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	2	1
Additional paid-in capital	350,771	322,729
Accumulated deficit	(508,912)	(423,230)
Total stockholders' deficit	(158,139)	(100,500)
Total liabilities and stockholders' deficit	$417,761	$428,035

LOCAL BOUNTI CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Sales	$12,200	$10,242	$35,908	$28,068
Cost of goods sold(1)(2)	10,794	8,829	31,569	24,518
Gross profit	1,406	1,413	4,339	3,550
Operating expenses:
Research and development(1)(2)	6,677	7,096	20,139	15,102
Sales and marketing(1)(2)	2,441	1,991	6,947	5,872
General and administrative(1)(2)	10,509	10,357	26,658	24,770
Total operating expenses	19,627	19,444	53,744	45,744
Loss from operations	(18,221)	(18,031)	(49,405)	(42,194)
Other income (expense):
Change in fair value of warrant liability	(3,358)	1,921	(8,367)	(1,163)
Interest expense, net	(4,560)	(18,312)	(28,000)	(40,420)
Other (expense) income	(291)	95	90	133
Net loss	(26,430)	(34,327)	(85,682)	(83,644)
Less: Deemed dividend to preferred stockholders	—	—	403	—
Net loss attributable to common stockholders	$(26,430)	$(34,327)	$(86,085)	$(83,644)

Net loss applicable to common stockholders per basic common share:
Basic and diluted	$(1.18)	$(4.01)	$(5.78)	$(9.91)
Weighted average common shares outstanding:
Basic and diluted	22,481,564	8,568,970	14,903,536	8,436,727

(1) Amounts include stock-based compensation as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Cost of goods sold	$16	$15	$102	$75
Research and development	47	86	208	250
Sales and marketing	59	61	341	(64)
General and administrative	1,129	1,225	3,450	1,840
Total stock-based compensation expense, net of amounts capitalized	$1,251	$1,387	$4,101	$2,101

(2) Amounts include depreciation and amortization as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Cost of goods sold	$2,094	$1,642	$6,057	$4,197
Research and development	2,342	2,852	7,557	5,031
General and administrative	1,415	1,374	3,973	3,757
Total depreciation and amortization	$5,851	$5,868	$17,587	$12,985

LOCAL BOUNTI CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(in thousands)

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND ADJUSTED GROSS MARGIN PERCENTAGE

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Sales	$12,200	$10,242	$35,908	$28,068
Cost of goods sold	10,794	8,829	31,569	24,518
Gross profit	1,406	1,413	4,339	3,550
Depreciation	2,094	1,642	6,057	4,197
Stock-based compensation	16	15	102	75
Acquisition related integration costs	—	183	—	183
Restructuring and business realignment costs	—	—	56	—
Adjusted gross profit	$3,516	$3,253	$10,554	$8,005
Adjusted gross margin %	29%	32%	29%	29%

RECONCILIATION OF GENERAL AND ADMINISTRATIVE EXPENSE TO ADJUSTED GENERAL AND ADMINISTRATIVE EXPENSE

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
General and administrative	$10,509	$10,357	$26,658	$24,770
Stock-based compensation	(1,129)	(1,225)	(3,450)	(1,840)
Depreciation and amortization	(1,415)	(1,374)	(3,973)	(3,757)
Intangibles impairment	(3,700)	—	(3,700)	—
Loss on disposal of fixed assets	(15)	(1,610)	(26)	(1,610)
Business acquisition and strategic transaction due diligence and integration related costs	(84)	(431)	(196)	(2,056)
Intellectual property and other litigation	(90)	(197)	(655)	(197)
Restructuring and business realignment costs	—	—	(480)	(289)
Adjusted general and administrative	$4,076	$5,520	$14,178	$15,021

LOCAL BOUNTI CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(in thousands)

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net loss	$(26,430)	$(34,327)	$(85,682)	$(83,644)
Stock-based compensation expense	1,251	1,387	4,101	2,101
Interest expense, net	4,560	18,312	28,000	40,420
Depreciation and amortization	5,851	5,868	17,587	12,985
Intangibles impairment	3,700	—	3,700	—
Loss on disposal of fixed assets	15	1,610	26	1,610
Business acquisition and strategic transaction due diligence and integration related costs	84	614	196	2,239
Debt restructuring transaction cost	291	—	1,041	—
Intellectual property and other litigation	90	197	655	197
Restructuring and business realignment costs	—	—	659	298
Change in fair value of warrant liability	3,358	(1,921)	8,367	1,163
Other income	—	(95)	(1,131)	(133)
Adjusted EBITDA	$(7,230)	$(8,355)	$(22,481)	$(22,764)